Exhibit 10.16

[Horace Mann Educators Corporation logo]

The Horace Mann Companies
Paul D. Andrews	1 Horace Mann Plaza
Senior Vice President	Springfield, IL 62715-0001
Corporate Services Division	Bus. (217) 788-5300
Fax (217) 535-7277
andrewp1@mail.horacemann.com
www.horacemann.com

December 4, 2008

Brent H. Hamann

514 Hawthorne Street

Arlington Heights, IL 60004-5624

Dear Brent,

I am pleased to offer you the position of Senior Vice President - Life, Annuity & Group, effective February 9, 2009 ("Hire Date"). Our offer is contingent upon our receipt of an acceptable pre-employment background check. Your initial monthly base salary will be Nineteen Thousand Seven Hundred Ninety One Dollars and Sixty Six Cents ($19,791.66) or Two Hundred Thirty Seven Thousand Four Hundred Ninety Nine Dollars and Ninety Two Cents ($237,499.92) annually.

Upon approval of the Board, you will receive a sign-on equity award valued at a total of One Hundred Thousand Dollars ($100,000). It will be comprised of an award of restricted stock units valued at Twenty-Five Thousand Dollars ($25,000) and an award of stock options valued at Seventy-Five Thousand Dollars ($75,000). Your right to the restricted stock units and stock options shall vest in accordance with the following schedule: Twenty Five percent (25%) upon the date of the Award, Fifty percent (50%) on the first (1st) anniversary of the date of the Award, Seventy Five percent (75%) on the second (2nd) anniversary of the date of the Award, and One Hundred percent (100%) on the third (3rd) anniversary of the date of the Award. The restricted stock units and options shall be governed in accordance with separate applicable agreements and shall be subject to the terms of the Incentive Compensation Plan pursuant to which they are granted. The Company's stock ownership guidelines will not apply to this sign-on equity award.

You are eligible to receive an annual incentive award pursuant to the Amended and Restated 2002 Incentive Compensation Plan, as amended from time to time (including any successor plan, the "Incentive Compensation Plan"). Your target bonus opportunity, which is based on your position in the Company, for the 2009 performance period will be 40% of your annual salary. The actual award could increase or decrease based upon corporate and divisional results (0 to 2 times your target bonus opportunity). The actual award, if any is payable, will be paid in March 2010, based on 2009 results.

You are also eligible to participate in the Long Term Incentive Plan (LTIP) pursuant to the Incentive Compensation Plan. Your target opportunity for the 2009-2010 performance period will be Two Hundred Thousand Dollars ($200,000.00).

In addition, You will be paid a one-time cash sign-on bonus in the amount of Eleven Thousand Eight Hundred and Seventy Five Dollars ($11,875). This amount will be paid on the next available payroll period following your Hire Date in accordance with the Company's normal payroll practices, including the withholding of applicable taxes.

Upon approval of the Board, you will receive a Change of Control Agreement with Severance Compensation upon Termination of Employment in the amount of two (2.0) times your Cash Compensation.

You are eligible to participate in our Corporate Relocation Program (Program) as amended from time to time. We have agreed that the initiation of your move is extended up to Eighteen (18) months from your Hire Date. I have attached a copy of the current Program for which you are eligible. Should the Program be amended prior to you initiating your move, you will receive a copy of the revised Program.

Additionally, I have enclosed a summary of Benefits for which you are eligible.

Brent, we look forward to your joining Horace Mann. If you have any questions, please call me at 217.788.5300.

Sincerely,

/s/ Paul D. Andrews

Paul D. Andrews
Senior Vice President
Corporate Services
The Horace Mann Companies

Attachments

cc (without Attachments):

  Louis G. Lower

  Peter Heckman

  Jann Braun

To confirm your acceptance of this offer, please sign this letter and return it to me by December 11, 2008. The enclosed copy is for your records.

/s/ Brent H. Hamann	December 8, 2008